EXHIBIT 11

                              AMPHENOL CORPORATION

                        Computation of Per Share Earnings

                   For the Three Years Ended December 31, 1999
                (dollars in thousands, except per share amounts)

                                                                  Year Ended December 31,
                                                     ------------------------------------------
                                                         1999           1998           1997
                                                     ------------   ------------   ------------
Income before extraordinary item ..................  $     44,295   $     36,510   $     51,264
Extraordinary item:
Loss on early extinguishment of debt,
    net of income taxes ...........................        (8,674)            --        (24,547)
                                                     ------------   ------------   ------------
Net income applicable to Common Stock .............  $     35,621   $     36,510   $     26,717
                                                     ============   ============   ============

Net income per common share:
    Income before extraordinary item ..............  $       2.46   $       2.07   $       1.84
    Extraordinary loss ............................          (.48)                         (.88)
                                                     ------------   ------------   ------------
    Net income ....................................  $       1.98   $       2.07   $        .96
                                                     ============   ============   ============

Average common shares outstanding .................    18,029,778     17,663,212     27,806,260
                                                     ============   ============   ============

Net income per common share - assuming dilution:
    Income before extraordinary item ..............  $       2.42   $       2.03   $       1.83
    Extraordinary loss ............................          (.48)            --           (.88)
                                                     ------------   ------------   ------------
    Net income ....................................  $       1.94   $       2.03   $        .95
                                                     ============   ============   ============

Average common shares outstanding .................    18,029,778     17,663,212     27,806,260
Employee stock options ............................       302,230        279,185        196,717
                                                     ------------   ------------   ------------
Average common shares outstanding-assuming dilution    18,332,008     17,942,397     28,002,977
                                                     ============   ============   ============